Exhibit 5.1

[Fulbright & Jaworski L.L.P. letterhead]

May 30, 2008

Universal Health Services, Inc.

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

We have acted as counsel to Universal Health Services, Inc., a Delaware corporation (the “Company”), in connection with the automatic shelf registration statement on Form S–3, File No. 333-135277 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 23, 2006, relating to the offer and sale from time to time of the Company’s debt securities. In connection with the sale by the Company of $150,000,000 aggregate principal amount of 7.125% Notes due 2016 (the “Notes”) under the Registration Statement, the Company filed a prospectus supplement with the Commission in accordance with Rule 424(b)(5) under the Act on May 30, 2008 (the “Prospectus Supplement”). The Notes will be issued pursuant to the indenture between the Company and The Bank of New York Trust Company, N. A., as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), dated as of January 20, 2000, as amended by a supplemental indenture, dated as of June 20, 2006, between the Company and the Trustee (as so amended, the “Indenture”).

We have examined and relied upon copies, certified or otherwise identified to our satisfaction, of the Registration Statement, Prospectus Supplement, Indenture and the officers’ certificate of the Company setting forth the terms of the Securities. We have also examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based on the foregoing, we advise you that in our opinion that:

The Notes to be issued and sold by the Company have been validly authorized by the Board of Directors of the Company and the Pricing Committee thereof, and upon the due execution, authentication, issuance and delivery of Notes, upon payment or consideration therefor provided in the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K dated May 30, 2008, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except that the enforceability thereof may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (ii) general principles of equity, including without limitation requirements of good faith, fair dealing and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated May 30, 2008 and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.